Exhibit 99.1

Contacts:

For CenturyTel Analysts & Investors Tony Davis 318-388-9525 tony.davis@centurytel.com Media Annmarie Sartor 318-388-9671 annmarie.sartor@centurytel.com	For EMBARQ Analysts & Investors Trevor Erxleben 866-591-1964 investorrelations@embarq.com Media Francisco Ybarra 913-345-6529 francisco.a.ybarra@embarq.com

CenturyTel and EMBARQ Announce Overwhelming Shareholder Approval of Merger

Combination Will Create Industry-Leading Communications Provider

MONROE, La. and OVERLAND PARK, Kan., Jan. 27, 2009 – CenturyTel (NYSE: CTL) and EMBARQ (NYSE: EQ) today announce that shareholders of both companies have approved all proposals related to the CenturyTel/EMBARQ merger.

At a special meeting of CenturyTel shareholders held today in Monroe, La., CenturyTel shareholders approved the issuance of CenturyTel common stock to EMBARQ shareholders in connection with the proposed merger. This proposal was approved by more than 96% of the total votes cast at the meeting by CenturyTel shareholders.

At a special meeting of EMBARQ shareholders held today in Overland Park, Kan., EMBARQ shareholders also voted to adopt the merger agreement with CenturyTel. This proposal was approved by more than 79% of the total outstanding shares of EMBARQ common stock and approximately 99% of the total votes cast.

All of the vote results have been certified by the independent inspector of elections at each company’s special meeting of shareholders.

“We are pleased that CenturyTel and EMBARQ shareholders have given their overwhelming support to the merger of CenturyTel and EMBARQ. With these approvals, we have taken another important step forward to combine our companies, maximize our assets, and unite our employees to deliver additional value for our customers. The significantly greater scale and scope of our combined operations will better position us to take advantage of efficiency and growth opportunities in an increasingly competitive and challenging marketplace,” said Glen F. Post III, CenturyTel chairman and chief executive officer.

“The extremely strong support illustrates shareholder understanding of the value created by this combination. Implementing best practices and best-in-class operational support systems will enhance our customer experience. Expanded networks, knowledge and experience will enhance the combined company’s ability to deliver a broad range of products and services. The combined company will strive to be the leading broadband provider in our markets,” said Tom Gerke, EMBARQ chief executive officer.

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In addition to approving the issuance of common stock to EMBARQ shareholders, CenturyTel shareholders approved two additional related proposals to be implemented only upon consummation of the merger:

•	Amending the CenturyTel articles of incorporation to eliminate the special ten-vote voting rights of certain CenturyTel shareholders.

•	Amending the CenturyTel articles of incorporation to increase the authorized number of shares of CenturyTel common stock from 350 million to 800 million.

Combined, CenturyTel and EMBARQ will have an operating presence in 33 states, nearly eight million access lines, approximately two million broadband customers and more than 400,000 video subscribers, based on data as of Sept. 30, 2008. The merger, announced Oct. 27, 2008, is expected to close during the second quarter of 2009 after federal and state regulatory approvals are received.

Under the terms of the merger agreement, EMBARQ shareholders will receive 1.37 CenturyTel shares for each share of EMBARQ common stock they own at closing. Upon closing of the transaction, EMBARQ shareholders are expected to own approximately 66% and CenturyTel shareholders are expected to own approximately 34% of the combined company. Excluding one-time integration costs, the parties expect the transaction to be accretive to CenturyTel’s free cash flow per share in 2010, the first full year following the expected closing.

For more information about the proposed merger,

visit www.centurytelembarqmerger.com.

About CenturyTel

CenturyTel (NYSE:CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of communications services. EMBARQ has operations in 18 states and is in the Fortune 500® list of America’s largest corporations. For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network® — all on one monthly bill. For businesses, EMBARQ has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, Business Class High Speed Internet, wireless, satellite TV from DIRECTV®, enhanced data network services, voice and data communication equipment and managed network services. For more information, visit embarq.com.

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Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including receipt of required approvals by regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of EMBARQ operations into CenturyTel will be greater than expected, the ability of the combined company to retain and hire key personnel, the impact of regulatory, competitive and technological changes and other risk factors relating to our industry as detailed from time to time in each of CenturyTel’s and EMBARQ’s reports filed with the Securities and Exchange Commission (SEC). There can be no assurance regarding the timing of the consummation of the merger or that the proposed acquisition will in fact be consummated. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, CenturyTel and EMBARQ undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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